Exhibit 10.6

SEVERANCE AGREEMENT

THIS AGREEMENT is made and entered into as of the 21st day of January, 2005, by and between LYDALL, INC., a Delaware corporation (the “Company”), and Thomas P. Smith of 84 Stony Corners Road, Avon, CT 06001 (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company and the Executive (the “Parties”) have agreed to enter into this agreement (the “Agreement) relating to the severance of the employment of the Executive by the Company; NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.0 Termination of Employment by the Company.

Involuntary Termination by the Company Other Than For Permanent and Total Disability or Cause. The Company may terminate the Executive’s employment at any time. If termination is for reasons other than (i) the Executive’s Permanent and Total Disability (as defined in Section 1.2) or (ii) for Cause (as defined in Section 1.3), termination shall be effective upon the Company giving the Executive a written notice of termination at least 30 days before the date of termination (or such lesser notice period as to which the Executive may agree). In the event of such a termination of employment pursuant to this Section, the Executive shall be entitled to receive (i) the benefits described in Section 3 if such termination of employment does not occur within 12 months following a “Change of Control” (as defined in Section 5), or (ii) the benefits described in Section 4 if such termination of employment occurs within 12 months following a “Change of Control” (as defined in Section 5).

Termination Due to Permanent and Total Disability. If the Executive incurs a Permanent and Total Disability, as defined below, the Company may terminate the Executive’s employment by giving the Executive written notice of termination at least 30 days before the date of such termination (or such lesser notice period as the Executive may agree to). In the event of such termination of the Executive’s employment because of Permanent and Total Disability, the Executive shall be entitled to receive (i) his base salary through the date which is twelve months following the date of such termination of employment, reduced by any amounts paid to the Executive under any disability program maintained by the Company, such base salary to be paid at the normal time for the payment of such base salary, (ii) a bonus for the year of termination of employment and for the next succeeding year (to be paid at the normal time for payment of such bonuses) in an amount equal to the average of the three highest annual bonuses earned by the Executive under the Company’s annual incentive bonus plan for any of the five calendar years preceding the calendar year of his termination of employment (or, if the Executive was not eligible for a bonus for at least three calendar years in such five-year period, then the average of such bonuses for all of the calendar years in such five-year period for which the Executive was eligible), with any deferred bonuses counting for the year earned rather than the year paid; (iii) any other compensation and benefits to the extent actually earned by the Executive under any other benefit plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid at the normal time for payment of such compensation and benefits, and (iv) any reimbursement amounts owed for “Business Expenses” defined herein as: reasonable, documented and necessary expenses incurred by the Executive in performing his duties, provided the Executive properly accounts therefore in accordance with the policies established by the company. In addition, if the Executive elects to continue coverage under the Company’s health plan pursuant to COBRA, the Company for a period of twelve months following termination of the Executive’s employment by reason of Permanent and Total Disability will pay the same percentage of the Executive’s premium for COBRA coverage for the Executive and, if applicable, his spouse and dependent children, as the Company paid at the applicable time for coverage under such plan for actively employed senior executives generally. For the period of twelve months following the termination of the Executive’s employment by reason of Permanent and Total Disability, the Company will continue to provide the life insurance benefits that the Company would have provided to the Executive if the Executive had continued in employment with the Company for such period, but only if the Executive timely pays the portion of the premium for such coverage that senior executives of the Company generally are required to pay for such coverage, if any. For purposes of this Agreement, the Executive shall be considered to have incurred a Permanent and Total Disability if and only if the Executive has incurred a disability entitling the Executive to disability benefits under the Company’s long-term disability plan.

Termination for Cause. The Company may terminate the Executive’s employment immediately for Cause for any of the following reasons: (i) an act or acts of dishonesty or fraud on the part of the Executive resulting or intended to result directly or indirectly in substantial gain or personal enrichment to which the Executive was not legally entitled at the expense of the Company or any of its subsidiaries; (ii) a willful material breach by the Executive of his duties or responsibilities under this Agreement resulting in demonstrably material injury to the Company or any of its subsidiaries; (iii) the Executive’s conviction of a felony or any crime involving moral turpitude, (iv) habitual neglect or insubordination (defined as refusal to execute or carry out directions from the Board or its duly appointed designees) where the Executive has been given written notice of the acts or omissions constituting such neglect or insubordination and the Executive has failed to cure such conduct, where susceptible to cure, within thirty days following such notice, or (v) a material breach by the Executive of any of his obligations under the Confidentiality and Non-Compete Agreement executed by the Executive and attached hereto as Exhibit A. The Company shall exercise its right to terminate the Executive’s employment for Cause by giving the Executive written notice of termination specifying in reasonable detail the circumstances constituting such Cause. In the event of such termination of the Executive’s employment for Cause, the Executive shall be entitled to receive only (i) his base salary earned through the date of such termination of employment plus his base salary for the period of any vacation time earned but not taken for the year of termination of employment, such base salary to be paid at the normal time for payment of such base salary, (ii) any other compensation and benefits to the extent actually earned by the Executive under any other benefit plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid and at the normal time for payment of such compensation and benefits and (iii) any reimbursement of Business Expenses. The Executive will not be entitled to a bonus payment.

2.0 Termination of Employment By Death.

In the event of the death of the Executive during the course of his employment hereunder, the Executive’s estate (or other person or entity having such entitlement pursuant to the terms of the applicable plan or program) shall be entitled to receive (i) the Executive’s base salary earned through the date of the Executive’s death plus the Executive’s base salary for the period of vacation time earned but not taken for the year of the Executive’s death, such base salary to be paid at the normal time for payment of such base salary, (ii) if earned, a bonus for the year of the Executive’s death (to be paid within 90 days after the Executive’s death) in an amount equal to a pro rata portion of the average of the three highest annual bonuses earned by the Executive under the Company’s annual incentive bonus plan for any of the five calendar years preceding the calendar year of the Executive’s death (or, if the Executive was not eligible for a bonus for at least three calendar years in such five-year period, then the average of such bonuses for all of the calendar years in such five-year period for which the Executive was eligible), with any deferred bonuses counting for the year earned rather than the year paid and with the pro rata portion being determined by dividing the number of days of the Executive’s employment during such calendar year up to his death by 365 (366 if a leap year), (iii) any other compensation and benefits to the extent actually earned by the Executive under any other benefit plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid at the normal time for payment of such compensation and benefits, and (iv) any reimbursement of Business Expenses. In addition, in the event of such death, the Executive’s beneficiaries shall receive any death benefits owed to them under the Company’s employee benefit plans. If the Executive’s spouse and/or dependent children elect to continue coverage under the Company’s health plan following the Executive’s death pursuant to COBRA, the Company for a period of 12 months following the Executive’s death will pay the same percentage of the premium for COBRA coverage for the Executive’s spouse and/or dependent children, as applicable, as the Company would have paid in respect of the Executive’s coverage under such plan if the Executive had continued in employment with the Company for such period.

3.0 Benefits Upon Termination Without Cause (No Change of Control).

If the Executive’s employment hereunder is terminated by the Company, other than for Cause or Permanent and Total Disability, and such termination of employment does not occur within 12 months following a “Change of Control” of the Company (as defined in Section 5), the Executive shall be entitled to the following:

Salary. The Company shall pay to the Executive his base salary earned through the date of such termination of employment and any other compensation and benefits to the extent actually earned by the Executive under any benefit plan or program of the Company as of the date of such termination of employment, such base salary, compensation and benefits to be paid at the normal time for payment of such base salary, compensation and benefits.

Expense Reimbursement. The Company shall reimburse the Executive for any Business Expenses.

Severance Payment. The Company shall pay to the Executive 12 months’ severance, at the Executive’s annual rate of base salary immediately preceding his termination of employment, in equal installments spread over the period of 12 months beginning on the date of termination.

Bonus. If the date of termination occurs after the first anniversary of the Executive’s hire date, the Company shall pay to the Executive in addition, the average of his annual bonuses earned under the Company’s annual incentive bonus plan for the three calendar years preceding his termination of employment (or, if the Executive was not eligible for a bonus in each of those three calendar years, then the average of such bonuses for all of the calendar years in such three-year period for which he was eligible), with any deferred bonuses counting for the year earned rather than the year paid. Such installments shall be paid at the times that salary payments are normally made by the Company.

Health Benefits. If the Executive elects to continue coverage under the Company’s health plan pursuant to COBRA, then for the period beginning on the date of the Executive’s termination of employment and ending on the earlier of (i) the date which is 12 months after the date of such termination of employment or (ii) the date on which the Executive commences substantially full-time employment as an employee of an employer that offers health benefits, the Company will pay the same percentage of the Executive’s premium for COBRA coverage for the Executive and, if applicable, his spouse and dependent children, as the Company paid at the applicable time for coverage under such plan for actively employed senior executives generally. The Executive shall notify the Company promptly if he, while eligible for benefits under this subsection (d), commences substantially full-time employment as an employee of an employer that offers health insurance benefits.

(f) Outplacement. The Company will provide the Executive with outplacement services selected by the Executive, at the Company’s expense not to exceed $10,000.

4.0 Benefits Upon Termination Without Cause (Change of Control).

If the Executive’s employment hereunder is terminated by the Company, other than for Cause or Permanent and Total Disability, and such termination of employment occurs within 12 months following a “Change of Control” of the Company (as defined in Section 5), the Executive shall be entitled to the following:

(a) Salary. The Company shall pay to the Executive his base salary earned through the date of such termination of employment and any other compensation and benefits to the extent actually earned by the Executive under any benefit plan or program of the Company as of the date of such termination of employment, such base salary, compensation and benefits to be paid at the normal time for payment of such base salary, compensation and benefits.

(b) Expense Reimbursement. The Company shall reimburse the Executive for any Business Expenses.

(c) Severance. The Company shall pay to the Executive as a severance benefit an amount equal to two (2) times the sum of (i) his annual rate of base salary immediately preceding his termination of employment, and (ii) the average of his three highest annual bonuses earned under the Company’s annual incentive bonus plan for any of the five calendar years preceding his termination of employment (or, if the Executive was not eligible for a bonus for at least three calendar years in such five-year period, then the average of such bonuses for all of the calendar years in such five-year period for which the Executive was eligible), with any deferred bonuses counting for the year earned rather than the year paid. Such severance benefit shall be paid in a lump sum within 30 days after the date of such termination of employment.

(d) Bonus. The Company shall pay to the Executive as a bonus for the year of termination of his employment an amount equal to a portion (determined as provided in the next sentence) of the Executive’s expected bonus opportunity under the Company’s annual incentive bonus plan for the calendar year of the termination of the Executive’s employment or, if none, such portion of the bonus awarded to the Executive under the Company’s annual incentive bonus plan for the calendar year immediately preceding the calendar year of the termination of his employment, with deferred bonuses counting for the year earned rather than the year paid. Such portion shall be determined by the Company, in its sole reasonable discretion, as of the time of the Executive’s termination by dividing the number of days of the Executive’s employment during such calendar year up to his termination of employment by 365 (366 if a leap year) and prorating accordingly the expected bonus calculated by the Company, based on information available on or about the date of termination of the Executive. Such payment shall be made in a lump sum within 30 days after the date of such termination of employment, and the Executive shall have no right to any further bonuses under said plan.

(e) Health Benefit. During the period of 12 months beginning on the date of the Executive’s termination of employment, the Executive (and, if applicable, the Executive’s spouse and dependent children) shall remain covered by the medical and dental, plans of the Company that covered the Executive immediately prior to his termination of employment as if the Executive had remained in employment for such period; provided, however, that the coverage under any such plan is conditioned on the timely payment by the Executive (or his spouse or dependent children) of the portion of the premium for such coverage that other employees with the Company generally are required to pay for such coverage.

(f) Pension Enhancement. The Company shall supplement the benefits payable in respect of the Executive under the Company’s Pension Plan (and any successor plans thereto) (collectively, the “Pension Plans”) by paying the difference between (i) the benefits that the Executive would have been entitled to receive under the Pension Plans if he had been credited with one additional year of service (but no additional years of age) for purposes of the benefit accrual formula under the Pension Plans as of the date of termination of the Executive’s employment and (ii) the benefits that the Executive is entitled to receive under the Pension Plans determined without regard to this subsection. Such benefits shall be payable in the same form and at the same time as the benefits under the respective Pension Plans.

(g) Car Allowance. The Company will pay the Executive a car allowance, in an amount equal to Executive’s lease allowance at the time of termination, per month for 12 months following termination of the Executive’s employment to replace the Company-leased automobile, which leased automobile will be returned to the Company by the Executive on the date of termination of the Executive’s employment.

(h) Outplacement. The Company will provide the Executive with out-placement services selected by the Executive, at the Company’s expense not to exceed $10,000.

5.0 Change of Control.

For the purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if (a) any person or persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than the Company or any subsidiary of the Company) shall beneficially own (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, at least 25% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board; (b) Current Directors (as herein defined) shall cease for any reason to constitute at least a majority of the members of the Board (for this purpose, a “Current Director” shall mean any member of the Board as of the date hereof and any successor of a Current Director whose election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the Current Directors then on the Board); (c) the shareholders of the Company approve (i) a plan of complete liquidation of the Company or (ii) an agreement providing for the merger or consolidation of the Company other than a merger or consolidation in which (x) the holders of the common stock of the Company immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger or (y) the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation; or (d) the shareholders of the Company approve an agreement (or agreements) providing for the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

6.0 Golden Parachute Excise Tax.

(a) In the event that any payment or benefit received or to be received by the Executive pursuant to this Agreement or any other plan, program or arrangement of the Company or any of its affiliates would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the payments under this Agreement shall be reduced (by the minimum possible amounts) until no amount payable to the Executive under this Agreement constitutes an “excess parachute payment” within the meaning of Section 280G of the Code; provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account Federal, state, local or other income and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account Federal, state, local or other income and excise taxes) to the Executive resulting from the receipt of such payments with such reduction. If, as a result of subsequent events or conditions (including a subsequent payment or absence of a subsequent payment under this Agreement or other plan, program or arrangement of the Company or any of its affiliates), it is determined that payments under this Agreement have been reduced by more than the minimum amount required to prevent any payments from constituting an “excess parachute payment”, then an additional payment shall be promptly made to the Executive in an amount equal to the additional amount that can be paid without causing any payment to constitute an excess parachute payment.

(b) All determinations required to be made under this Section shall be made by the Company and reviewed by a nationally recognized independent accounting firm mutually agreeable to the Company and the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company upon demand of the Executive as incurred or billed by the Accounting Firm. All determinations made by the Accounting Firm pursuant to this Section 11 shall be final and binding upon the Company and the Executive.

(c) To the extent any payment or benefit is to be reduced pursuant to this Section, the payments described in this Agreement will be reduced in the following order: the severance payment, then the bonus payment, and then any supplemental pension benefits, in each case only to the extent necessary.

7.0 Entitlement to Other Benefits.

Except as otherwise provided in this Agreement, this Agreement shall not be construed as limiting in any way any rights or benefits that the Executive or his spouse, dependents or beneficiaries may have pursuant to any other plan or program of the Company.

8.0 General Provisions.

8.1 Deductions and Withholding. All amounts payable or which become payable under any provision of this Agreement shall be subject to any deductions authorized by the Executive and any deductions and withholdings required by law.

8.2 Notices. All notices, demands, requests, consents, approvals or other communications (collectively “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and may be personally served or may be faxed with a copy deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, addressed as follows:

To the Company: Lydall, Inc.

P.O. Box 151

One Colonial Road

Manchester, CT 06045-0151

Attn: General Counsel

To the Executive: Thomas P. Smith

84 Stony Corners Road

Avon, CT 06001

or such other address as such party shall have specified most recently by written notice. Notice mailed as provided herein shall be deemed given on the fifth business day following the date so mailed or on the date of actual receipt, whichever is earlier.

8.3 No Disparagement. The Executive shall not during the period of his employment with the Company, nor during the two-year period beginning on the date of termination of his employment for any reason, disparage the Company or any of its subsidiaries or affiliates or any of their shareholders, directors, officers, employees or agents. The Executive agrees that the terms of this Section shall survive the term of this Agreement and the termination of the Executive’s employment.

8.4 Proprietary Information and Inventions. The Confidentiality and Non-Compete Agreement executed on March 31, 2000 by the Executive and attached hereto as Exhibit A is incorporated by reference in this Agreement, and the Executive agrees to continue to be bound thereby.

8.5 Covenant to Notify Management. The Executive agrees to abide by the ethics policies of the Company as well as the Company’s other rules, regulations, policies and procedures. The Executive agrees to comply in full with all governmental laws and regulations as well as ethics codes applicable. In the event that the Executive is aware or suspects the Company, or any of its officers or agents, of violating any such laws, ethics, codes, rules, regulations, policies or procedures, the Executive agrees to bring all such actual and suspected violations to the attention of the Company immediately so that the matter may be properly investigated and appropriate action taken. The Executive understands that the Executive may be liable for failing to take prompt steps to stop or eliminate violations of ethical standards, Company policies and governmental laws and regulations once such matters become apparent to the Executive. As a result, the Executive has an affirmative duty to report such alleged violations to the Company without delay and is precluded from filing a complaint with any court having jurisdiction over wrongful conduct unless the Executive has first notified the Company of the facts and permits it to investigate and correct the concerns.

8.6 Amendments and Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.7 Beneficial Interests. This Agreement shall inure to the benefit of and be enforceable by a) the Company’s successors and assigns and b) the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

8.8 Successors. The Company will require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform.

8.9 Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any Party without the prior written consent of the other Party and any attempted assignment or delegation without such prior written consent shall be void and be of no effect. Notwithstanding the foregoing provisions of this Section, the Company may assign or delegate its rights, duties and obligations hereunder to any affiliate or to any person or entity which succeeds to all or substantially all of the business of the Company or one of its subsidiaries through merger, consolation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of the Company or one of its subsidiaries.

8.10 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

8.11 Statute of Limitations. The Executive and the Company hereby agree that there shall be a one year statute of limitations for the filing of any requests for arbitration or any lawsuit relating to this Agreement or the terms or conditions of Executive’s employment by the Company. If such a claim is filed more than one year subsequent to the Executive’s last day of employment it shall be precluded by this provision, regardless of whether or not the claim has accrued at that time.

8.12 Right to Injunctive and Equitable Relief. The Executive’s obligations under Section 8.3 are of a special and unique character, which gives them a peculiar value. The Company cannot be reasonably or adequately compensated for damages in an action at law in the event the Executive breaches such obligations. Therefore, the Executive expressly agrees that the Company shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Company may possess or be entitled to pursue. Furthermore, the obligations of the Executive and the rights and remedies of the Company under Section 8.3 and this Section are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies as created by applicable law.

8.13 Severability or Partial Invalidity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

8.14 Entire Agreement. This Agreement, along with the Confidentiality and Non-Compete Agreement by and between the Executive and the Company, constitutes the entire agreement of the Parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the Parties with respect to the subject matter hereof. This Agreement may not be changed orally and may only be modified in writing signed by both Parties. This Agreement, along with the Confidentiality and Non-Compete Agreement, is intended by the Parties as the final expression of their agreement with respect to such terms as are included herein and therein and may not be contradicted by evidence of any prior or contemporaneous agreement. The Parties further intend that this Agreement, along with the Confidentiality and Non-Compete Agreement, constitutes the complete and exclusive statement of their terms and that no extrinsic evidence may be introduced in any judicial proceeding involving such agreements.

8.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has hereunto set his hand as of the day and year first above written.

LYDALL, INC.

By:	/S/ DAVID FREEMAN	Date: January 21, 2005
David Freeman
Chief Executive Officer and President

	/S/ THOMAS P. SMITH	Date: January 21, 2005
Thomas P. Smith
Vice President,
Chief Financial Officer and Treasurer

Attachment A

LYDALL EMPLOYEE AGREEMENT

In consideration of my employment by any subsidiary or affiliated company of Lydall, Inc., (“Lydall”) and of the compensation and other benefits to be received by me from Lydall, I, Thomas P. Smith agree that:

1.	The term “Confidential Information” as used in this Agreement includes all business information and records which relate to Lydall and which are not known to the public generally, including, but not limited to, technical notebook records, technical reports, patent applications, machine equipment, computer software, models, process and product designs including any drawings and descriptions, unwritten knowledge and “know-how”, operating instructions, training manuals, production and development processes, production or other schedules, customer lists, customer buying records, product sales records, sales requests, territory listings, market surveys, plans including marketing plans and long-range plans, salary information, contracts, supplier lists, product costs, policy statements, policy statements, policy procedures, policy manuals, flowcharts, computer printouts, program listings, reproductions and correspondence.

The term “Invention” as used in this Agreement includes any discovery, improvement, design or idea, patentable or otherwise, which relates to any activity or business in which Lydall is engaged or any process, equipment, material, product or method (including computer software) in which Lydall has any direct or indirect interest.

2.	I will disclose promptly to Lydall any Invention conceived, developed or perfected by me, either alone or jointly with another or others, while I am a Lydall employee, whether or not such conception, development or perfection occurs during the hours of my employment.

3.	I grant to Lydall without further compensation, all my right, title and interest in and to any such Invention for the sole use and benefit of Lydall, together with all U.S. and foreign patents, trademarks or copyrights that may at any time be granted, and all reissues, renewals and extensions of such patents, trademarks or copyrights. At the request and expense of Lydall, I will at any time do what Lydall reasonably believes to be necessary to assist Lydall to vest full right and title to each such Invention in Lydall, Inc.; enable Lydall to obtain and maintain full right and title in any country; prosecute applications for and secure patents (including their reissue, renewal and extension), trademarks, copyrights and any other form of protection for each such Invention; and prosecute or defend any interference or opposition which may be declared involving any such application or patent and any litigation in which Lydall may be involved concerning any such Invention. This will include preparing, executing and delivering any written document, drawings, flowcharts, or computer printouts. The provision of this paragraph will continue after I stop working for Lydall and shall be binding on my executors, administrators and assigns, unless waived in writing by Lydall.

4.	I have not disclosed and will not disclose to Lydall, and I will not use, in the discharge of my duties as an employee of Lydall, any trade secret or confidential information belonging to a former employer or other person and which has been classified by the former employer or other person as a trade secret or confidential information. The limitation set forth in this paragraph 4 shall not apply to matters which (a) are or become public knowledge, (b) were previously known to Lydall, (c) are subsequently received by Lydall from a third party, or (d) are independently derived by Lydall.

5.	I will not, directly or indirectly, during or at any time after the period of my employment by Lydall, use for myself or other, or disclose to others, any Confidential Information, no matter how such information becomes known to me, unless I first obtain Lydall’s written consent.

6.	When I leave Lydall’s employ, or at any other time upon request by Lydall, I will promptly deliver to Lydall all documents and records, including but not limited to those listed under the definition of Confidential Information, which are in my possession or under my control and which pertain to Lydall, any of its activities or any of my activities while in the course of my employment and all copies thereof. I will not retain or deliver to any others copies of these documents or records.

7.	I acknowledge and agree that Lydall’s business competes upon a nationwide and worldwide basis, and that the degree of competition in that business is high; I recognize that Lydall may assign me responsibilities in geographic regions of Lydall’s selection. Accordingly, I agree that, unless I first obtain Lydall’s written consent, I will not during my employment with Lydall and for a period of two (2) years following the termination of my employment with Lydall (provided, however, that if I am employed by Lydall for less than two (2) years, the post-employment period to which this paragraph 7 applies shall be the greater of six (s) months or a period of time equal to the duration of my employment by Lydall in any capacity,1) directly or indirectly:

(i)	own, manage, operate, join, control or participate in the ownership, management, operation or control of, or work for (as an employee, consultant or independent contractor) or have any material financial interest in, any business competitive with Lydall in (a) any market in which the Division(s) of Lydall for which I have worked in the two (2) preceding years has sold or attempted to sell any of its product in the two (2) years preceding such termination or (b) if Lydall has assigned me a specific geographic area for responsibility, within two hundred fifty (250) miles of any geographic location in which Lydall has assigned me responsibilities in the two (2) years preceding such termination;

(ii)	induce or attempt to induce any person who is an employee of Lydall to terminate his or her employment with Lydall; or

(iii)	induce or attempt to induce any person, business or entity which, as of the date of the termination of my employment, is a supplier of, a purchaser from , or a contracting party with Lydall to terminate any written or oral agreement, order or understanding with Lydall.

8.	I further understand and agree that the remedy at law for any breach or threatened breach of my agreement not to compete contained in paragraph 7 would be inadequate and that any breach or attempted breach would result in irreparable damage to Lydall, the monetary amount of which would be impossible to ascertain. Thus, I agree that in the event of any breach or threatened breach of my agreement not to compete contained in paragraph 7, in addition to any and all other legal or equitable remedies which may be available, Lydall may obtain preliminary injunctive relief to remedy damage caused by such breach or threatened breach, and that Lydall shall be entitled to recover from me its costs and expenses including reasonable attorney fees incurred in remedying such breach or threatened breach.

9.	Should any claim or dispute relating to this agreement arise, I agree that the claim will be settled by arbitration in the state of the Division of Lydall for which I was last working, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment will be binding and may be entered in any court with jurisdiction.

10.	I represent and agree that I have and will assume no obligations to others inconsistent with any of my obligations to Lydall under this Agreement.

11.	In consideration of my employment, I agree to conform to the policies of Lydall. I understand that my employment is for an indefinite period and can be terminated at any time, with or without cause or prior notice by either Lydall or me, and will remain so unless a written agreement for a specific term is entered into and executed by me and Lydall’s CEO. No other representations or agreements have been made regarding the term or termination of my employment. I understand that no employee of Lydall other than its CEO has the authority to enter into any agreement, commitment or guarantees binding on Lydall regarding my employment and then only by a signed, written document.

12.	This Agreement, which is ancillary to any other agreement I may have with Lydall, (a) is intended as the complete and exclusive statement of my agreement with Lydall with respect to its subject matter; (b) shall be binding upon my heirs, executors and administrators; (c) shall not be modified unless in writing and signed by me and Lydall; and (d) shall be governed by and construed in accordance with the law of the State of Connecticut, Lydall’s home office state.

13.	Should any part of this Employee Agreement be found invalid by any court, the remainder shall be valid and enforceable in law and equity.

[1]	individually; or as a member, employee or agent of any partnership; or as an officer, agent, employee, director, or investor of any other corporation or entity; or as a stockholder (except of not more than two percent (2%) of the outstanding stock of any company listed on a national securities exchange or actively traded in the over-the-counter securities market) or investor of any other corporation or entity;

Signed at	Avon, CT	on	3/31/2000
	(City/State)		(Date)

Employee’s Name:	Thomas P. Smith	Lydall Corporate Division
(Print or Type)

By:	/s/ Thomas P. Smith	By	/s/ Christopher R. Skomorowski
	(Employee Signature)		(Division President)

S.S.#	###-##-####	Witness:	/s/ Nancy H. Pouli

Acknowledgement of Receipt
I acknowledge receipt of a copy of this document on	3/31/2000
(date)

Employee’s Signature	/s/ Thomas P. Smith